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                                                                   EXHIBIT 10.28

[ONYX LOGO]


                     HOSTING SERVICES DISTRIBUTOR AGREEMENT

                                    BETWEEN


                            ONYX SOFTWARE CORPORATION

                                       &

                      FUTURELINK DISTRIBUTION CORPORATION






                                                                     EXHIBIT B
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                     HOSTING SERVICES DISTRIBUTOR AGREEMENT


This Hosting Services Distributor Agreement ("Agreement") executed by and between ONYX Software Corporation ("ONYX"), a Washington Corporation with its principal office at 330 - 120th Avenue NE, Bellevue, Washington 98005, USA, and FutureLink Distribution Corp., with its principal office at 550-603 7 Ave SW, Calgary, Alberta T2P 2T5, Canada ("Distributor").

WITNESSETH:

     WHEREAS, Distributor has developed skills and expertise in the technology and the use of ONYX Product(s); and

     WHEREAS Distributor provides Hosting Services and wishes to market, distribute, and support ONYX Product(s) to its Hosting Services customers;

NOW, THEREFORE, in consideration of the following terms and conditions, the sufficiency of which the parties acknowledge, the parties agree as follows:

SECTION 1 DEFINITIONS. The following terms are incorporated herein by reference:

     1.1 END-USER - An entity (customer) to whom Distributor provides ONYX Product(s) for use solely through its Hosting Services, such use being in the regular course of such customer's business, but specifically not for the purpose of sublicensing.

     1.2 END-USER LICENSE AGREEMENT - The form of ONYX's agreement under which ONYX directly grants an End-User the right and license to use the Product(s), and establishes the terms for such use.

     1.3 ENHANCEMENT(S) - Computer program modifications or additions, other than Maintenance modifications, that may be integrated with the Product(s), and alter or upgrade the functionality of the Product(s). ONYX, at its sole discretion, shall determine what constitutes an Enhancement, and such Enhancements may be offered separately by ONYX for an additional fee.

     1.4 HOSTING SERVICES - Those business-to-business IT outsourcing services advertised, marketed and sold by Distributor to its customers.

     1.5 MAINTENANCE - The telephone and facsimile support, remote diagnostics, and updates and upgrades to the Product(s), which are provided to the End-User for an annual subscription fee.

     1.6 PRODUCT(S) - License(s) for the use of one or more ONYX software product(s) listed in Exhibit D, which may be updated periodically, as well as the associated ONYX created documentation for use with said Product(s) such as reference guides, user manuals, and on-line help. Product(s) shall also include all updates, upgrades, and modifications to those items listed in Exhibit D, as well as future products which ONYX chooses to make available to Distributor.

     1.7 PAYMENTS - Monies due to ONYX from Distributor.

     1.8 PROPRIETARY INFORMATION - Any written information marked as confidential at the time of disclosure, or any other information of either party which, under the circumstances, reasonably ought to be considered confidential and proprietary. Proprietary information shall not include information which (i) is lawfully in the other party's possession prior to the disclosure; (ii) is lawfully disclosed to such party by a third party without restrictions on its disclosure; (iii) is independently developed by such party; or (iv) became known to such party from a source other than the other party other than by the breach of an obligation of confidentiality owed to the other party.


                                                                       EXHIBIT B


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        1.9  TERRITORY -- is defined in Exhibit A, as either the region, regions, country or countries, in which the Distributor has been granted the right by ONYX to distribute ONYX Product(s) to End-Users pursuant to the terms of this Agreement.

SECTION 2  GRANT OF RELICENSING AND OWNERSHIP

        2.1 GRANT OF DISTRIBUTION: Subject to the terms and conditions of this Agreement, ONYX hereby grants, appoints and authorizes Distributor, on a non-transferable and non-exclusive basis, to market and distribute the Product(s) (in their unmodified form) to End-Users in the Territory. Distributor may not distribute the Product(s) outside of the relevant Territory without ONYX's prior written permission. This paragraph shall in no way limit ONYX's ability to market, license, and support the Product(s), either directly or indirectly, in the Territory.

        2.2 OWNERSHIP: All right, title, and interest in and to the Product(s) and Enhancements and all copyrights, patents, trademarks, or other intellectual property or proprietary rights shall remain exclusively with ONYX. This paragraph 2.2 shall survive termination of this Agreement.

        2.3 USE OF PRODUCT(S) BY DISTRIBUTOR: During the term of this Agreement, Distributor may use the Product(s) solely for its own business use and to the extent required to fulfill its marketing, support, and Maintenance responsibilities under this Agreement. Distributor agrees to pay ONYX the license fees for the Product(s) and the standard annual Maintenance fees for the period which Distributor utilizes the ONYX Product(s). Such license and Maintenance fees will be addressed under a separate, standard ONYX End-User License Agreement.

        2.4 INTERFACES: Distributor agrees that ONYX may independently develop, use, and distribute interfaces and products which may be similar to the ideas, interfaces, or products of Distributor. Distributor irrevocably waives any claims in connection with such development, use, or distribution. The terms of this paragraph 2.4 shall survive termination of this Agreement.

SECTION 3  ORDER/PRODUCT(S) PROCEDURES

        3.1 DEMONSTRATION COPIES: ONYX shall promptly provide Distributor, copy(ies) of each Product(s) accompanied by demonstration instructions, for Distributor's use in marketing, demonstration, training, Maintenance, and support. Distributor shall pay ONYX an amount equal to ONYX's reasonable cost of supply for producing & shipping any Product(s) or documentation. Distributor shall not make any additional copies of Product(s), other than provided for in this Agreement, without the prior written permission of ONYX.

        3.2 ORDER PROCEDURE: Distributor shall submit written purchase orders to ONYX. ONYX shall be deemed to have accepted these purchase orders upon either ONYX's written acceptance of the order or by ONYX's shipment of the Product(s) to Distributor. Any purchase order must include as a minimum, name of Product(s), installation environment (hardware platform, operating system version, number of users), number of copies of the Product(s) licensed, delivery point and fees. End-User name and billing address, and other information which ONYX may request from time to time. Distributor must also submit to ONYX a signed End-User License Agreement in the form attached hereto as Exhibit B, signifying End-User agrees to be bound by ONYX's terms and conditions for the use of the Product(s).

        3.3 UPDATED VERSIONS: ONYX shall delivery master copies of any updated versions of the Product(s), including fixes, enhancements, and new releases, promptly upon their availability, in the same form as Distributor received the prior version. ONYX shall also deliver to Distributor any other materials necessary for Distributor to incorporate such updates in existing Product(s) or to supersede prior versions. Distributor shall reimburse ONYX for all reasonable costs of supply.

        3.4 DISCONTINUANCE: ONYX reserves the right to discontinue developing, producing, licensing, or distributing any of the ONYX Product(s) and to modify, replace or add to the ONYX Product(s), at its sole discretion, at any time.

                                                                     Exhibit B








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SECTION 4  OBLIGATIONS OF THE DISTRIBUTOR AND ONYX

     4.1 DISTRIBUTOR OBLIGATIONS

     4.1.1 Distributor shall use its best efforts to market, advertise and otherwise promote the Product(s) in the authorized Territory to achieve the agreed revenue targets specified in Exhibit C.

     4.1.2 Distributor shall use its best efforts to ensure that the ONYX Product(s) marketed to End-Users are appropriate for the End-User's requirements. ONYX retains the right to refuse the licensing of ONYX Product(s) to any End-Users for which ONYX feels, in its sole judgment, that there is not a high likelihood of success of the End-User using the ONYX Product(s).

     4.1.3 Distributor agrees to acquire and maintain throughout the term of this Agreement, at its own expense, all permissions, consents and licenses necessary to enable Distributor to distribute, market, and support the Product(s) in the Territory and necessary for the full and legal operation of this Agreement. Distributor agrees indemnify and hold ONYX harmless from any and all claims and resulting damages resulting from Distributor's failure to fulfill its obligations under this paragraph. This paragraph 4.1.3 shall survive termination of this Agreement.

     4.1.4 Distributor shall comply with all applicable local laws and regulations of the Territory relating to the marketing, distribution, and support of the ONYX Product(s), including any export regulations of the United States of America. Distributor shall indemnify and hold ONYX harmless from any claims and damages resulting from Distributor's failure to comply with the provisions of this paragraph. This paragraph 4.1.4 shall survive termination of this Agreement.

     4.1.5 Distributor may distribute the Product(s) to End-Users only after ONYX has received the standard ONYX End-User License Agreement which has been signed by the End-User. ONYX reserves the right to change the terms of its standard End-User License Agreement upon thirty (30) days written notice to Distributor. Updates, upgrades, and Enhancements to Product(s) may require additional licensing terms not detailed in the ONYX End-User License Agreement. Distributor may distribute the Product(s) in object code form only. Distributor may not distribute ONYX Product(s) for purposes of evaluation unless ONYX has previously authorized such distribution in writing.

     4.1.6 Distributor may offer End-Users installation services with regard to the Product(s). Distributor shall negotiate the terms and conditions of any such arrangement directly with the End-User.

     4.1.7 Distributor shall offer Maintenance for the Product(s) to End-Users, such services offered to be substantially in the form of the standard maintenance and product support agreement, attached hereto as Exhibit
          E. Distributor may charge End-Users a fee for Maintenance and Updates at a mutually agreed-upon rate. Distributor will be responsible for first and second tier support as well as establishing and maintaining an adequate support team. If Distributor is unable to fulfill its Maintenance obligations to End-Users, it shall immediately notify ONYX of this fact. ONYX may then elect to provide these Maintenance services to End-Users, and will charge Distributor for the cost of any services provided. Distributor further agrees to comply with ONYX's reasonable requests regarding both initial and ongoing training for Distributor regarding the provision of Maintenance services to End-Users.

     4.1.8 Distributor shall not make any changes whatsoever to the ONYX End-User License Agreement, or give any representation or assurance that exceeds or differs from any provision of the End-User License Agreement, including but not limited to the provisions detailing ONYX's written limited warranty, disclaimers, and limitations of liability. Distributor shall indemnify ONYX for all consequences of any unauthorized representations, warranties, or guarantees so made. Any such authorizations for additional representations, warranties, or guarantees must be given in writing by a duly authorized ONYX employee with authority to bind ONYX. The terms of this paragraph 4.1.8 shall survive termination of this Agreement.

                                                                       EXHIBIT B

     4.1.9 Distributor agrees not to make available to any parties, without prior written consent from a duly authorized ONYX representative, source code for the ONYX Product(s). Distributor will not make, or attempt to make, any Enhancement of the Product(s) without ONYX's prior written consent nor shall Distributor attempt to disassemble, de-compile, or reverse engineer the ONYX Product(s) object code, except as otherwise permitted under applicable law.

     4.1.10 Any documentation created or distributed by Distributor, which describes features of the Product(s) components, requires the prior written approval of ONYX and may, at ONYX's discretion, require copyright or other protection of ONYX's proprietary rights.

     4.1.11 Distributor agrees to execute any and all documents necessary to protect ONYX's Proprietary Information, as defined in Section 8 of this Agreement, prior to providing such Proprietary Information to any third party.

     4.1.12 Distributor is obligated to implement any reasonable procedure to restrict the use of the Product(s), as instructed by ONYX, and agrees to notify ONYX if it discovers any unauthorized use of the Product(s).

     4.1.13 Distributor may not distribute ONYX Product(s) to any third party where Distributor knows that the third party is licensing the ONYX Product(s) for resale or relicensing or where the third party is reasonably considered to be a competitor of ONYX. Distributor may not use agents for resale or relicensing of ONYX Product(s) without the written and explicit permission of ONYX.

     4.1.14 In the event of End-User default under the End-User License Agreement, Distributor shall use its best efforts to assist ONYX in retrieving the Product(s) from said End-User.

     4.1.15 Distributor must have the capability to communicate with ONYX utilizing the Internet (MAPI compliant) and must allow ONYX open and unimpeded access to its servers which host the ONYX Product(s). Distributor further agrees that it will establish open and unimpeded access to the servers of all End-Users to provide for remote telephone diagnostic evaluations wherever commercially practical to do so.

     4.1.16 Distributor agrees that in the event that either the End-User requests for ONYX to become involved with the implementation of the ONYX Product(s) or that it is determined by ONYX that the Distributor does not have the required skills to implement the ONYX Product(s), then ONYX may elect to assume a direct role during the implementation process.

     4.1.17 Distributor shall not register, or attempt to register, in any country in the world, any trademarks of ONYX, or any other marks deemed by ONYX, at its sole discretion, to be confusingly similar to existing ONYX trademarks. Distributor further agrees to cooperate and assist ONYX (at ONYX's request and expense) with any trademark registration efforts. The provisions of this paragraph 4.1.17 shall survive termination of this Agreement.

     4.1.18 The failure of Distributor to comply with the provisions of Section
          4.1 shall constitute a material breach of this Agreement.

     4.2 ONYX OBLIGATIONS

     4.2.1 Upon written request by Distributor, ONYX may elect to assist in the implementation of the Product(s) for End-Users. Payment for such services shall be paid to ONYX by Distributor at rates which ONYX generally charges its End-User for on site technical support services.

     4.2.2 Any Maintenance or other support services for the Product(s) provided by ONYX to Distributor shall be performed in conjunction with the provisions of Exhibit C attached hereto. Any such services shall be provided by ONYX only if the Product(s) are installed in a hardware and software environment that ONYX then currently supports for its End-Users.

                                                                       EXHIBIT B

     4.2.3 ONYX shall use reasonable efforts to provide Distributor with analysis, problem investigation and correction of errors pertaining to the Product(s), in accord with the terms and conditions of this Agreement.

     4.2.4 ONYX shall make available to Distributor a copy of the Product(s) for development, demonstration and support purposes. Distributor shall pay ONYX an amount equal to ONYX's reasonable cost of supply for producing and shipping any Product(s) and/or documentation.

     4.2.5 ONYX will provide the technical personnel of the Distributor with technical training regarding installation, use, and support of the Product(s). Such training shall take place at the Bellevue, Washington, USA world headquarters of ONYX, or such other location deemed suitable by ONYX. Distributor shall pay all of its travel and out-of-pocket expenses incurred in relation to said training and Distributor shall reimburse ONYX for the cost of training if such training takes place in any location other than ONYX's world headquarters.

     4.2.6 ONYX will from time to time supply Distributor at no charge 5 copies of ONYX's current advertising and marketing materials for use by Distributor in marketing the Product(s). Any additional copies of marketing materials will be charged to the Distributor at the published rate.

     4.2.7 Distributor shall be entitled to Maintenance fees of 9% of then-current ONYX list price for Product(s) licenses purchased for Distributor's use in its normal course of business, provided Distributor performs all upgrades and ongoing support for such Product(s).

SECTION 5 PRODUCT SHIPMENT, PAYMENT, AND INVOICE TERMS

     5.1 PRODUCT SHIPMENT. After receiving Distributor's order for the Product(s) in accord with Section 3.2 of this Agreement, ONYX shall ship to Distributor the Product(s).

     5.2 PAYMENTS TO ONYX. Upon shipment of the Product(s) to Distributor under the provisions of paragraph 5.1 above, ONYX shall invoice Distributor for all license and Maintenance fees due to ONYX by Distributor under the provisions of Exhibit C attached hereto. All such moneys owed to ONYX by Distributor shall be due 30 days after receipt of invoice by Distributor. ONYX shall not be subject to any payment terms offered to End-User by Distributor, and Distributor shall pay ONYX for all orders submitted to and accepted by ONYX regardless of whether Distributor receives payment from End-User.

     5.3 END-USER PAYMENT. Distributor shall have responsibility for establishing prices and collecting fees from End-Users for Product(s) licensed under any End-User License Agreement.

     5.4 DELINQUENT PAYMENTS. If any payment due ONYX hereunder shall remain unpaid for thirty (30) days following the date due, ONYX may impose interest thereon at 1.0% per month (12% APR), or at the maximum rate allowed by law, if lower, until paid.

     5.5 TENDER AND PAYMENT. All amounts to be paid under this Agreement are payable in U.S. Dollars currency and all payments due hereunder shall be made payable to ONYX and forwarded to ONYX at its world headquarters or other location designated by ONYX, ATTN.: CHIEF FINANCIAL OFFICER. ONYX reserves the right to halt shipment of any of the Product(s), in whole or in part, in the event of any delinquency in Payment for any prior order or shipment.

     5.6 PRICE ADJUSTMENTS. ONYX reserves the right to adjust the pricing of its Product(s) and Maintenance services upon written notification to Distributor, provided that such notification is at least thirty (30) days prior to any such changes. Distributor will make Payments based on a revised ONYX list price for any licenses of the Product(s) subsequently distributed to End-Users in Distributor's Territory.

     5.7 TAXES. Distributor shall collect, report, and pay to the relevant taxing authority, any property, customs excise, sales and/or use, or similar taxes (other than taxes on ONYX's income generally) that arise under

                                                                       EXHIBIT B
     this Agreement. Distributor agrees to indemnify and hold ONYX harmless from any claims or damages resulting from Distributor's failure to comply with this paragraph. This paragraph 5.7 shall survive termination of this Agreement.

SECTION 6 MARKETING

 6.1 PUBLICITY AND ADVERTISEMENT. The parties may elect to issue a joint press release announcing their relationship under this Agreement. No such announcements or advertising will be made by either party without the consent of the other.

 6.2 TRADEMARKS. Each party may, free of charge, utilize the other's trademark in marketing of the Product(s) upon written mutual agreement and in accord with the provisions of paragraph 14.11.

SECTION 7 REPORTING AND AUDITING REQUIREMENTS

 7.1 For each month in which Distributor distributes at least one copy of one Product, Distributor shall, with respect to each new license, provide
     ONYX: (i) name, address, and contact of the End-User; (ii) operating environments(s), projected installation date, and effective date of Product(s) Maintenance; and (iii) amount of license or Maintenance payments due from End-User to Distributor. Regardless of the number of licenses granted, Distributor shall provide ONYX a written summary of Product(s) sold for each quarter of Distributor's fiscal year. Such summary shall include year-to-date Payments and additional fees remitted to ONYX, taxes remitted to ONYX or the appropriate taxing authority which are associated with each End-User License Agreement, as well as the monthly totals of such payments, fees and taxes remitted by Distributor for that quarter.

 7.2 Upon prior notice, ONYX or its independent accountants may examine, during normal Distributor business hours, Distributor's books and records to verify any amounts due, payable, and/or paid under this Agreement. If Distributor undergoes a certified audit, such audit shall, at ONYX's option and expense, verify the respective Payments and other fees and taxes due, payable and/or paid hereunder. Failure by Distributor to notify ONYX in a timely manner of the acquisition of additional licenses by an End-User shall constitute a breach of Distributor's material obligations under this Agreement.

SECTION 8 CONFIDENTIALITY

 8.1 AGREEMENT. Distributor shall not disclose the terms of this Agreement to anyone other than (i) its employees who reasonably acquire such knowledge in the ordinary course and scope of their employment; (ii) its agents or representatives whose assigned duties reasonably require such disclosure: or (iii) End-Users, to the extent necessary to distribute the Product(s). Distributor shall take all reasonable steps to ensure that the terms of this Agreement are not disclosed further by its employees, agents or representatives or by any End-User, its employees, agents or representatives.

 8.2 PRODUCT(S). Distributor agrees that the Product(s), together with all materials and knowledge related thereto, obtained by Distributor pursuant to this agreement shall be held in confidence and shall not be made available in any form for the use or benefit of any person or entity other than Distributor and/or End-Users without the prior written consent of ONYX. Notwithstanding the foregoing, ONYX agrees that Distributor and/or End-Users shall be permitted to disclose relevant aspects of the Product(s) to their employees and agents to the extent reasonably necessary for Distributor or End-Users use of Product(s); provided that Distributor and/or End-User shall take all reasonable steps to ensure that Product(s) are not further disclosed or duplicated. Neither Distributor nor End-Users shall allow any attachment, levy, or execution upon or against the Product(s), and each shall immediately notify ONYX in writing regarding any such attempt.

 8.3 OTHER ONYX INFORMATION. Distributor agrees to hold materials and knowledge regarding other ONYX Product(s) it is evaluating or reviewing for inclusion in this Agreement, or for general knowledge, as well as all other ONYX Proprietary Information, confidential to the same degree as Product(s), ONYX


                                                                       EXHIBIT B
         reserves the right to designate in writing which of its Proprietary Information may be disclosed by Distributor under the provisions of this Agreement.

     8.4 DISTRIBUTOR INFORMATION. ONYX and its employees, agents or representatives shall not use, duplicate or disclose to any third party such Proprietary Information of Distributor without Distributor's prior written consent, except to the extent reasonably necessary for the performance of ONYX obligations under this Agreement. ONYX shall take all reasonable steps to ensure Distributor's Proprietary Information hereunder is not used, duplicated, or disclosed in contravention of this Agreement.

     8.5 DISCLOSURE REQUIRED BY LAW. Nothing in this Section shall restrict disclosure by either party required by any applicable law, or regulation, or the order of any court or administrative agency having jurisdiction regarding such matters. However, either party shall promptly upon receiving notice of any required disclosure, notify the other in writing, providing all information and assistance for such party to defend its rights hereunder.

     8.6 INJUNCTIVE RELIEF. In the event of a breach of the provisions of this
         Section 8, ONYX shall be entitled to obtain injunctive relief or other equitable relief from a court of competent jurisdiction to restrain the use or disclosure of its Proprietary Information. Such remedy shall be in addition to, and not in lieu of, any other remedies provided for in this Agreement.

     8.7 MATERIAL BREACH. Failure to adhere to the provisions of this Section 8 shall be considered a material breach of the Agreement.

     8.8 SURVIVAL. The confidentiality obligations of this Agreement shall survive its termination.

SECTION 9 WARRANTIES

     9.1 EXPRESS WARRANTY. ONYX warrants, solely to Distributor, that the Product(s) will perform in substantial compliance with the Product(s) documentation for ninety (90) days from ONYX's delivery of Product(s) to Distributor. ONYX's sole responsibility, and Distributor's sole remedy under such warranty, shall be, at ONYX's option, to repair, replace, or correct any defect in the Product(s) or their related documentation or refund to Distributor the amount paid by Distributor to ONYX for the Product(s) which gave rise to such claim. The warranty contained in this Paragraph 9.1 is contingent upon proper use of the Product(s), and shall not apply if the Product(s) are modified, altered or changed, or if the Product(s) are used in a hardware or software environment which ONYX does not support at the time of such use. ONYX does not warrant that the Product(s) will meet either Distributor's requirements, or that the operation or use of any of the Product(s) will be uninterrupted or error free.

     9.2 DISCLAIMER OF WARRANTIES. DISTRIBUTOR EXPRESSLY AGREES AND ACKNOWLEDGES THAT THE FOREGOING WARRANTY IN PARAGRAPH 9.1 IS IN LIEU OF ANY AND ALL OTHER ONYX WARRANTIES, EXPRESS OR IMPLIED. ONYX, ON BEHALF OF ITSELF AND ITS SUPPLIERS, DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. DISTRIBUTOR AGREES THAT THE DISCLAIMER IS REASONABLE AND THAT DISTRIBUTOR HAS HAD ADEQUATE PRIOR OPPORTUNITY TO ASSESS FULLY THE OPERATION AND PERFORMANCE OF THE LICENSED SOFTWARE AND ANY UPDATE AND UPGRADE. DISTRIBUTOR SHALL NOT TAKE ANY CONTRARY OR INCONSISTENT POSITION.

     9.3 The terms of this Section 9 shall survive termination of this Agreement.

SECTION 10 REMEDIES/LIMITATION OF LIABILITY


                                                                       EXHIBIT B

        10.1 LIMITATION OF ONYX LIABILITY. DISTRIBUTOR AGREES THAT THE CUMULATIVE LIABILITY OF ONYX AND ITS SUPPLIERS FOR ANY DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO CLAIMS FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, OR TORT, SHALL NOT EXCEED ANY AMOUNT PAID BY DISTRIBUTOR TO ONYX FOR THE PRODUCT(S) WHICH GAVE RISE TO SAID CLAIM.

        10.2 LIABILITY DISCLAIMER. ONYX, ON BEHALF OF ITSELF AND ITS SUPPLIERS, DISCLAIMS ANY AND ALL LIABILITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) ARISING FROM OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO THE INSTALLATION, IMPLEMENTATION, CUSTOMIZATION, USE, OPERATION OR SUPPORT OF THE PRODUCT(S) EVEN IF ONYX OR ITS SUPPLIERS HAVE BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

        10.3 TIME LIMITATION. Any legal proceeding based upon this Agreement must be instituted within two (2) years of the date the cause of action first accrued.

        10.4 ALLOCATION OF RISK. Both parties acknowledge that the allocation of risk contained in this Section 10 is reflected in the price for the Product(s) and is also a reasonable recognition of the fact that the Product(s) cannot be tested in every possible combination and it is not within ONYX's control how and for what purpose the Product(s) are used by Distributor or End-Users.

        10.5 SURVIVAL. The terms of this Section 10 shall survive termination of this Agreement.


SECTION 11    TERM/TERMINATION

        11.1 TERM. The initial term of this Agreement shall be fourteen (14) months, commencing November 1, 1998, unless earlier terminated pursuant to this Section 11, or by the mutual written agreement of the parties. At the end of the initial term, this Agreement shall renew for one additional year if (i) Distributor has met the agreed upon annual revenue targets as detailed in Exhibit C attached hereto: and (ii) both Distributor and ONYX mutually agree to such an extension. Any expiration or termination of the term will be final and absolute. Distributor waives any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for the expiration or termination of the term in accordance with this
              Section 11. Each of the parties has considered the possibility of such expiration or termination and the possibility of loss and damage resulting therefrom in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither will liable to the other for damages or otherwise by reason of the expiration or termination of the term as provided for herein.

        11.2 INSOLVENCY, BANKRUPTCY, ETC. If either party becomes insolvent, fails to pay, or admits in writing its inability to pay, debts as they become due; or if either party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such party or for a substantial part of such party's property; or makes a general assignment for the benefit of creditors; or, if a trustee, receiver or other custodian is appointed for such party or for a substantial part of such party's property and is not discharged within sixty (60) days; or if any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy law, or any dissolution or liquidation proceeding is commenced by, consented to, or acquiesced in by such party and remains for sixty (60) days undismissed; or, if either party ceases to conduct its business in the normal course, this Agreement may be terminated by the other party immediately upon written notice without penalty of any kind.

        11.3 BREACH OF AGREEMENT. In the event either party fails to perform any of its material obligations hereunder, the other may notify the non-complying party in writing of the breach. If the non-complying party fails to remedy the breach within thirty (30) days from receipt of such notice, or, if the breach is not remediable within such period and the party in breach has not undertaken and thereafter diligently and successfully pursued significant efforts to cured the breach, the non-breaching party may immediately terminate this Agreement upon written notice to the non-complying party. This right to terminate shall be


                                                                     Exhibit B
          in addition to, and shall in no way limit the non-breaching party from pursuing other relief, except as otherwise limited herein.

     11.4 EFFECT OF TERMINATION. Termination of this Agreement for any reason shall immediately terminate Distributor's rights under this Agreement and Distributor shall return to ONYX all proprietary materials, and other materials developed by or belonging to ONYX which have been received by Distributor pursuant to this Agreement. Any End-User License Agreements shall survive termination of this Agreement. Upon termination of this Agreement, Distributor shall continue providing Maintenance to all End-Users until alternate Maintenance services are arranged for End-Users. Termination of this Agreement shall not relieve Distributor of its obligations to make immediate and full payment to ONYX for any amounts then due and/or payable.



SECTION 12     INDEMNIFICATION

     12.1 INDEMNIFICATION OF DISTRIBUTOR. ONYX will defend or settle, at its own expense but under its sole direction and contingent on Distributor's total cooperation, any claim alleging that any Product in its unmodified form infringes any patent, trademark or copyright. If any ONYX Product(s) becomes the subject of such a claim, ONYX reserves the right, at its sole option, to either 1) modify or replace the affected parts so the ONYX Product(s) become non-infringing, 2) obtain for Distributor and any End-Users the right to continue to use the Product(s), or 3) terminate this Agreement immediately if options 1 and 2 listed above are commercially impracticable. In no event shall Distributor settle any such claim, lawsuit, or proceeding without ONYX's prior approval, and ONYX shall have no liability for any such unapproved settlement so made. This paragraph states the entire liability of ONYX for any infringement involving the ONYX Product(s).

     12.2 INDEMNIFICATION OF ONYX. Distributor, on behalf of itself and its agents, will indemnify and hold harmless any award of costs and damages brought against ONYX to the extent that it is (i) based on a claim regarding the installation or configuration of Product(s) by Distributor or its agents; or (ii) based on a claim regarding modification, translation, customization or localization to the Product(s) by Distributor or its agents. Distributor shall have the right to control the defense of all such claims, lawsuits, and other proceedings. In no event shall ONYX settle any such claim, or proceeding without Distributor's prior approval, and Distributor shall have no liability for any such unapproved settlement so made.

     12.3 SURVIVAL. The provisions of this Section 12 shall survive termination of the Agreement for any reason.

SECTION 13  DISPUTE RESOLUTION/ARBITRATION

     13.1 DISPUTE RESOLUTION/ARBITRATION PROCEDURES. Any controversy arising from or relating to this Agreement, shall be determined by arbitration in Washington State, United States of America, in accordance with then-prevailing Commercial Arbitration Rules. Such arbitration shall be conducted in the English language, and all documents submitted in conjunction with the arbitration shall be in English. The parties shall agree upon one commercial arbitrator knowledgeable in the subject matter hereof. Absent agreement, such arbitrator shall be appointed by the Commercial Arbitration Association. The award rendered by the arbitrator shall be final and conclusive. The prevailing party shall be entitled as part of the arbitration award, to the reasonable costs and expenses (including attorneys' fees) of investigating, preparing and pursuing an arbitration claim as may be awarded by the arbitrator; and the party enforcing any award shall be entitled to reasonable costs and expenses (including attorneys' fees) expended or incurred in connection with such effort. Any award to either party as a result of arbitration shall be subject to the limitations detailed in Section 9 and Section 10 of this Agreement, and in no event shall either party be awarded punitive damages under said arbitration. Notwithstanding the foregoing, either party may seek preliminary, Interim, or permanent injunctive relief or seek to enforce an arbitration award under this Agreement from any court having jurisdiction over the matter in dispute. This Section 13 shall survive termination of this Agreement.


                                                                      EXHIBIT B

SECTION 14     MISCELLANEOUS GENERAL PROVISIONS

14.1 PERSONNEL. Personnel of ONYX and Distributor are not, nor shall they be deemed to be, employees of the other. Each party shall be and remain an independent contractor and nothing herein shall be deemed to constitute the parties as partners. Neither party shall have any authority to act, or attempt to act, or represent itself directly or by implication, as an agent or in any manner assume or create any obligation on behalf of or in the name of the other, nor shall either be deemed the agent or employee of the other. Distributor shall have no authority to appoint any other dealer or re-marketer of the ONYX Product(s). Each party will be solely responsible for payment of all compensation, employment-related taxes, and insurance regarding its respective personnel. Each party shall be solely liable for any claims made by its personnel for injuries to persons or property damage during the performance of services hereunder.

14.2 DIRECT REPRESENTATION. Distributor agrees that ONYX will have the right at any time in the future to set up ONYX direct operations in distributor Territory(s) to offer solutions and sales support to End-Users.

14.3 FORCE MAJEURE. Except for payments due ONYX from Distributor pursuant to this Agreement, neither party shall be liable for delays in its performance hereunder due to causes beyond its reasonable control, including but not limited to, Acts of God, acts of public enemy, acts of government or courts of law or equity, civil war, insurrection or riots, fires, floods, explosions, earthquakes or other casualties, strikes or other labor troubles.

14.4 NOTICE. All notices given to either party, shall be by certified mail or by regular overnight delivery service, addressed as follows:

     FOR DISTRIBUTOR:

     Futurelink Distribution Corporation          ONYX Software Corporation,
     550-603 7 Ave SW                             330 - 120th Avenue N.E.
     Calgary, AB T2P2T5, CANADA                   Bellevue, WA 98006, USA
     Attn.: Chief Executive Officer               Attn.: Chief Executive Officer

14.5 SUCCESSORS. No assignment or transfer of this Agreement or any right or privilege granted hereunder, including any assignment by operation of law pursuant to a merger, liquidation, foreclosure, or involuntary sale in bankruptcy, shall be permitted of Distributor or shall be effective or binding on ONYX without ONYX's prior written consent. Subject to the foregoing limitation, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, and assigns.

14.6 VALIDITY OF AGREEMENT. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

14.7 GOVERNING LAW. This Agreement shall be construed in accordance with and by governed by laws of the State of Washington, United State of America, excluding conflict of laws interpretations. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

14.8 AMENDMENTS IN WRITING. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement (must include Agreement Number) and the provisions so affected and is executed by an authorized representative of both parties. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

14.9 EXPIRATION. This Agreement shall be valid only if executed by both parties within thirty (30) days of first execution.

                                                                       EXHIBIT B

        14.10 ENTIRE AGREEMENT. This Agreement and its attached Exhibits constitute the entire agreement between the parties regarding the subject matter; superseding all previous communications, representations or agreements, either written or oral, with respect to the subject matter.

        14.11 USE OF ONYX TRADEMARKS. ONYX grants to Distributor the limited permission to use both ONYX's trademarks and registered trademarks solely to identify ONYX Product(s) acquired from ONYX under this agreement. Distributor shall use ONYX's trademarks and registered trademarks only for purposes of advertisement, promotion, and distribution of the corresponding ONYX Product(s) and for no other purposes. Distributor shall use such trademarks and registered trademarks in accord with the guidelines established by ONYX from time to time and shall not use such marks in any manner likely to confuse or mislead the public, or to be adverse to the best interests of ONYX.

        14.12 RE-EXPORT OF ONYX PRODUCT(S). Distributor shall not export or re-export any ONYX Product(s) or technology to any country specified as a prohibited destination in applicable U.S. laws, regulations, or ordinances. Distributor further agrees to comply with any similar laws in any nation where Distributor is representing ONYX. Distributor agrees to defend, indemnify and hold harmless ONYX from any claim, loss liability, expense or damage (including fines or legal fees) incurred by ONYX to Distributor's violation of the terms of this provision.

        14.13 SURVIVAL. The terms of this Section 14 shall survive termination of this Agreement.


SECTION 15     EXHIBITS

        15.1  The following Exhibits are incorporated by reference:

              EXHIBIT A   Territory Authorization
              EXHIBIT B   ONYX Software License Agreement
              EXHIBIT C   Pricing to Distributor/Revenue Targets
              EXHIBIT D   ONYX Product(s) and Maintenance Price List
              EXHIBIT E   Maintenance and Product Support


        IT WITNESS WHEREOF, the parties have executed this Agreement effective as of the date below.

DISTRIBUTOR:                            ONYX:

BY:   /s/  Cameron Chell               BY:
   -------------------------------         ---------------------------------

NAME: Cameron Chell                     NAME:
     -----------------------------           -------------------------------

TITLE: CEO, Chairman                    TITLE:
      ----------------------------            ------------------------------

DATE:  November 12, 1998                DATE:
     -----------------------------           -------------------------------





                                                                    Exhibit B

                                   EXHIBIT A

                            TERRITORY AUTHORIZATION

GEOGRAPHIC TERRITORY: Subject to the terms and conditions of this Agreement, Distributor is granted the non-exclusive right to distribute ONYX Product(s) in the following territory: North America.

VERTICAL MARKET SEGMENTS: Without limiting ONYX's other rights to appoint Distributors and/or resellers in the Territory, ONYX expressly reserves the right to appoint vertical value added resellers, from time to time, which may have the right to market and sell the ONYX Product(s) in conjunction with their own solutions, on a global, regional or country basis. ONYX agrees to inform Distributor of subsequent appointments.

PROSPECTS/PIPELINE: Distributor shall inform ONYX of all potential prospective End-Users by (i) notifying their ONYX Channel Manager of such prospects in a timely fashion; and (ii) completing all reasonably necessary reports as may be requested from time to time. If ONYX requests Distributor to withdraw from any End-User account owing to potential conflict or if in ONYX's opinion the ONYX Product(s) appears not to be a suitable solution for the prospect, Distributor will accept ONYX's decision and immediately comply with the request.

DISPUTES/ARBITRATION: With regard to any territorial disputes between Distributor and vertical value added resellers involving End-Users, prospects, or territory definitions, ONYX shall be the sole source of dispute resolution. Distributor agrees that all decisions made by ONYX with regard to Territories will be binding and that Distributor will comply with all decisions. Distributor irrevocably waives any claims it may have against ONYX in this regard.


                                                                       Exhibit A

                                   EXHIBIT B

                        ONYX SOFTWARE LICENSE AGREEMENT






                                                                       Exhibit B

                                   EXHIBIT C

                     PRICING TO DISTRIBUTOR/REVENUE TARGETS

PRODUCT(S) PRICING:

During the term of this Agreement Distributor may order Product(s) from ONYX in accord with the terms and conditions of this Agreement at ONYX's then-current list price, as established by ONYX from time to time, reduced by the Discount Rate listed in the table below. The Tier 1 Discount Rate shall apply to Product license fees until such time as license fees paid by Distributor to ONYX during any calendar year exceed the amount listed in Tier 1 in the table below. Distributor may then order additional Product(s) from ONYX during that calendar year at the Tier 2 Discount Rate. After such time as license fees paid by Distributor to ONYX during that same calendar year exceed the amount listed in Tier 2 in the table below, Distributor may order additional Product(s) from ONYX during that calendar year at the Tier 3 Discount Rate.


???              ????                       ?????
---------------------------------------------------------
  1               20%                 $0 to $500,000
---------------------------------------------------------
  2               25%              $501,000 to $750,000
---------------------------------------------------------
  3               30%                   $751,000+
---------------------------------------------------------

MAINTENANCE PRICING:

For each End-User to whom Distributor provides Maintenance services, Distributor shall pay to ONYX 18% of the then-current US Product license fees for the Product(s) provided to the End-User. In the event that Distributor issues a purchase order for Product(s) exceeding $199,999 in license fees for one End-User, Maintenance fees associated with that order shall be entitled to the Discount Rate applied to that license. In exchange for the fees detailed herein, Distributor shall receive the following services from ONYX:

o Rollout support. ONYX shall provide direct support to End-Users for sixty (60) days after execution of the ONYX Software License Agreement.

o Third level support. ONYX shall provide Distributor with telephone support from 9am to 5pm Pacific time, assisting Distributor in its attempts to service its End-Users. Such assistance by ONYX shall be in the English language. In the event ONYX determines, in its sole discretion, that Distributor's is excessively requesting such telephone support, ONYX reserves the right to charge Distributor for such additional services.

o Updates and upgrades to the Product(s). ONYX shall provide to Distributor all commercially released updates and upgrades to the Product(s) for each of Distributor's End-Users who are participants in Distributor's maintenance and product support program. ONYX reserves the right to charge Distributor for any reasonable documented third party costs associated with any such upgrades to the Product(s). ONYX reserves the right to determine, at its sole discretion, what constitutes an update or an upgrade to the Product(s). Physical installation of any such updates or upgrades is the responsibility of the Distributor.

o Training. ONYX shall provide training for two (2) members of Distributor's support team.

                                                                    EXHIBIT C

Distributor will receive support services as listed in this Exhibit C for the current release of the Product(s) and all other releases whose version number begins with either the same number, or the previous number. For example, if the current release is version 4.5, ONYX will support only those versions between
3.0 and the current release.

          REVENUE TARGETS:
          The annual revenue targets for Distributor shall be as follows:

               ????                ????                     ????
               Year 1                $400,000                $72,000
               Year 2              $1,000,000               $180,000

The above figures represent net revenues paid to ONYX in US Dollars, and shall be broken down into mutually agreeable quarterly targets.

Distributor's failure to meet the revenue targets detailed above shall constitute a material breach of this Agreement.







                                                                      EXHIBIT C

                                   EXHIBIT D

                     ONYX SOFTWARE PRODUCTS AND MAINTENANCE

PRODUCT LIST:

ONYX Customer Center
ONYX Customer Center-Unplugged
ONYX Customer Center Server
ONYX Insight
ONYX Web Wizards for Sales
ONYX Web Wizards for Support
ONYX Channel Connect


Please consult your ONYX representative for the current US price list. This list will be adjusted and updated periodically.


MAINTENANCE PRICE LIST:

ONYX's standard rate for Maintenance services is 18% of the retail (non-discounted) price of the Product(s). Maintenance fees for any Product(s) acquired during an existing Maintenance Period are prorated so as to be co-terminus with the then existing Maintenance period. Maintenance for the first year for any End-User is mandatory.





                                                                      EXHIBIT D

                                   EXHIBIT E
                        MAINTENANCE AND PRODUCT SUPPORT

I     MAINTENANCE SERVICES
      Upon payment of annual Maintenance fees by End-User, Distributor will use commercially reasonable efforts to provide the following Maintenance services for the Product(s).

      A.    Telephone Support
            End-User will receive technical support for the Product(s). Distributor shall make available technical staff to assist with questions about the Product(s) and to assist End-User in solving problems with the Product(s). The hours of operation for technical support are 9:00AM to 5:00PM, local time, during normal business hours (Monday through Friday), excluding holidays. Distributor shall designate a specific technical support representative as End-User's key contact. Distributor will provide a response, but not necessarily a solution, within four (4) normal business hours, as defined in this Agreement, upon notification by End-User to Distributor of problems or defects with the Product(s).
      B.    Support of Previous Versions of Product(s)
            End-User will receive support services as listed in this Schedule 1 for the current release of the Product(s) and all other releases whose version number begins with either the same number, or the previous number. For example, if the current release is version 4.5, Distributor will support only those versions between 3.0 and the current release. If End-User desires support for earlier versions of Product(s), such support will be treated as a consulting project, and End-User will be billed according to prevailing consulting rates.
      C.    Product(s) and Documentation Updates and Upgrades:
            End-User will receive all modifications to the Product(s) designated as error corrections, bug fixes, patches, and updates, as well as updates to the Product(s) and ONYX created documentation. End-User will receive, without additional charge, all commercially released updates and upgrades to the Product(s), provided that End-User is a participant in Distributor's maintenance and product support program at the time of the release of the update or upgrade. Notwithstanding the foregoing, End-User may be charged for any documented third party costs associated with any commercially released upgrade.


II    END-USER RESPONSIBILITIES
      A.    Remote Diagnostics
            End-User shall provide Distributor and its suppliers with the necessary remote access to the End-User's designated CPU so that Distributor may provide remote dial-in support services as needed by End-User.
      B.    End-User's Designated Contact
            End-User shall appoint one individual within End-User's organization to serve as a primary contact and to receive support through the telephone support center.
      C.    End-User's Dedicated Resource to the Product(s)
            End-User shall appoint at least one individual within its organization who is familiar with all modifications, customizations or extensions to the Product(s), and has access to any and all source code related to same. Such individual shall act as the primary contact for any support calls involving such modifications, customizations or extensions to the Product(s).

III   LIMITATIONS
      A. Support of Customizations, Modifications or Extensions to Product(s) Distributor will use commercially reasonable efforts to assist End-User in its attempts to remedy any problems with the Product(s) resulting from any customizations, modifications, or extensions to the Product(s), regardless of by who such customizations, modifications, or extensions were performed. If End-User is unable to remedy said problems, Distributor will, upon End-User's request, treat such problems as consulting projects and shall bill for its services at its then current professional services rates.

IV    MAINTENANCE TERMS
      A. In no event shall Distributor be responsible for providing Maintenance services for a period during which Maintenance coverage lapsed.
      B. If End-User elects to resume Maintenance after a lapse of coverage, End-User shall pay for the period of time in which Maintenance coverage lapsed. End-User's payment for the lapsed period shall be the then current annual Maintenance fee, prorated for the number of months that coverage lapsed. To resume Maintenance after a lapse of coverage, End-User must purchase a minimum of one full year's Maintenance beyond the lapsed period. If End-User resumes coverage after a lapse of coverage, the Maintenance renewal date shall be changed to the date on which End-User paid all Maintenance fees for the lapsed period and a minimum of one additional year of Maintenance.
      C. The term of the maintenance and product support program is for one year. Any revisions or changes in the terms of the maintenance and product support program shall occur only at the end of End-User's then current Maintenance term, and End-User shall receive no less than 30 (thirty) days written notice prior to such change.

                                                                       Exhibit E